Exhibit 99.1

Contacts:	Duane Reade Holdings, Inc. John Henry (212) 273-5746 SVP - Chief Financial Officer
Caren Villarreal (212) 273-5600 Senior Director, Communications

FOR IMMEDIATE RELEASE

DUANE READE HOLDINGS, INC. REPORTS

FOURTH QUARTER AND FULL YEAR 2009 RESULTS

~ Fourth Quarter Adjusted FIFO EBITDA Increases 34.8% to $30.5 Million ~

~ Full Year Adjusted FIFO EBITDA Increases 13.9% to $99.0 Million ~

~ Operating Loss Improvement of $2.2 Million in Fourth Quarter and $8.2 Million for Full Year ~

~ Fair Value Adjustments Increase Fourth Quarter and Full Year Net Loss to $84.8 Million and $124.3 Million ~

~ Committed to and Motivated by Pending Walgreens Transaction ~

New York, NY – March 9, 2010 – Duane Reade Holdings, Inc. today reported financial results for the fourth quarter and year ended December 26, 2009.

Fourth Quarter Key Highlights

•

Adjusted FIFO EBITDA increased 34.8% to $30.5 million from $22.6 million in the fourth quarter of 2008. Excluding the prior year period’s $3.5 million litigation settlement, Adjusted FIFO EBITDA increased 16.7% in the fourth quarter of 2009.

•	Total same-store sales increased 2.6% with front-end same-store sales increasing by five basis points and a pharmacy same-store sales increase of 6.0%.
•	Product margin for the fourth quarter of 2009 improved to 31.5% of net sales, compared to 30.1% in the fourth quarter of 2008.
•	Operating loss improved to $1.4 million, compared to an operating loss of $3.6 million in the fourth quarter of 2008.
•

Net loss was $84.8 million, compared to $17.4 million in the prior year, with the increase primarily attributable to an additional $59.5 million of fair value charges, reflecting the increased probability of a near-term mandatory redemption of the Company’s preferred stock.

•	Net cash provided by operating activities was $22.6 million, compared to $23.6 million in the fourth quarter of 2008.

Full Year Key Highlights

•

Adjusted FIFO EBITDA increased 13.9% to $99.0 million from $87.0 million in the prior year. Excluding the prior year’s $3.5 million litigation settlement, Adjusted FIFO EBITDA increased 9.5% over the prior year.

•	Total same-store sales increased 1.5%, with a front-end same-store sales decrease of 0.8% and pharmacy same-store sales growth of 4.6%.
•	Product margin as a percentage of net sales increased to 31.0% in the current year from 30.8% in the prior year.
•	Operating loss improved to $7.6 million, compared to an operating loss of $15.8 million in the prior year.
•	Net loss was $124.3 million, compared to $72.8 million in the previous year, with the increase primarily attributable to the above mentioned fair value charge related to the Company’s preferred stock.
•	Net cash provided by operating activities was $38.0 million, compared to $44.3 million in the prior year.

John A. Lederer, Chairman and Chief Executive Officer, commented, “We are pleased with our operating results for the fourth quarter and full year as we demonstrated continued improvement in a number of important metrics despite the challenging economy. We are especially pleased that we exceeded our expectations for full year Adjusted FIFO EBITDA, which increased 13.9%. Additionally, we are delighted with the continued positive traction of our business transformation, as evidenced by strong results in pharmacy sales, the launch of Look Boutique, our store-within-a-store beauty concept, as well as the introduction of our DR Delish exclusive brand, which we introduced through The Duane Reader, our in-store publication. These accomplishments speak to our ever increasing desire and ability to better serve the needs of our core urban market.”

Fourth Quarter Results

Net retail store sales, which exclude pharmacy resale activity, increased 5.3% to $451.3 million from $428.6 million in the fourth quarter of 2008. The increase in net retail store sales is due to the opening of new stores, renovated store locations and strong pharmacy same-store sales growth. Total net sales inclusive of pharmacy resale activity increased 0.1% to $465.0 million from $464.5 million in the fourth quarter of 2008. Total same-store sales increased by 2.6%, with a five basis point increase in front-end same-store sales and a 6.0% same-store pharmacy sales increase. During the fourth quarter, the Company opened three new stores. At the end of 2009, the Company operated 257 stores, compared to 251 stores at the end of 2008.

Total front-end sales increased 3.5% over the prior year period but continued to reflect the reduced consumer demand associated with the recession. The increase in front-end sales was primarily due to new and renovated stores and strong performance in food and beverage items and over-the-counter products. The pharmacy retail sales growth of 7.7% was attributable to strong same-store sales growth of 6.0%, new stores and increases in average prescription prices primarily due to branded drug inflation. The same-store average weekly prescriptions filled increased 4.0% during the fourth quarter. Generic drugs, which typically sell at lower prices but yield higher margins and profitability than branded drugs, represented approximately 62.7% of pharmacy prescriptions for the fourth quarter of 2009. The higher proportion of generics adversely impacted the pharmacy same-store sales increase by approximately 2.9%.

Product margin, which represents net sales less cost of sales (excluding depreciation and amortization), as a percentage of net sales increased to 31.5% in the fourth quarter, compared to 30.1% in the fourth quarter of 2008. The increase in product margin reflects improved front-end selling margins attributable to enhanced merchandising offerings, including increased private-label penetration, and reductions in the level of inventory shrink losses, partially offset by lower pharmacy margins due to continued pressure on third party reimbursement rates and the adverse impact of reduced New York Medicaid reimbursements associated with newly implemented average wholesale pricing (“AWP”) in the fourth quarter. Cost of sales in the fourth quarter of 2009 includes a $3.5 million LIFO charge, compared to a $1.6 million charge in the previous year.

Selling, general and administrative expenses as a percentage of net sales were 26.7% compared to 26.3% in the previous year. Excluding pharmacy resale activity, selling, general and administrative expenses as a percentage of net retail store sales improved to 27.5%, compared to 28.5% in the previous year. The improvement reflects the benefits of cost savings resulting from previously announced initiatives implemented by the Company that were designed to mitigate the impact of the challenging economic conditions. The improvement was partially offset by increased occupancy costs associated with new stores, lease renewals and store expansions. The prior year’s selling, general and administrative expenses also includes a previously announced $3.5 million litigation settlement. Excluding the $3.5 million litigation settlement, the previous year’s selling, general and administrative expenses were 25.6% of net sales and 27.7% of net retail store sales.

Fourth quarter 2009 Adjusted FIFO EBITDA increased 34.8% to $30.5 million, or 6.6% of net sales, compared to $22.6 million, or 4.9% of net sales, in the prior year. Excluding the prior year’s litigation charge of $3.5 million, the prior year’s Adjusted FIFO EBITDA was $26.1 million or 5.6% of net sales.

The fourth quarter operating loss improved to $1.4 million, compared to an operating loss of $3.6 million in the prior year period. The improvement in operating loss was primarily attributable to the $7.9 million increase in Adjusted FIFO EBITDA, partially offset by increased depreciation and amortization expenses of $2.2 million, a higher LIFO inventory valuation charge of $1.9 million and a $0.6 million increase in other expenses. The $7.9 million improvement in Adjusted FIFO EBITDA included the benefit of the fourth quarter 2008 $3.5 million litigation settlement charge that did not recur. The increase in other expenses is attributable to various items, including a $0.8 million charge for the potential disgorgement of certain New York Medicaid dispensing fees resulting from a self reporting to the Office of the New York Medicaid Inspector General of pharmacy reimbursements for prescriptions dispensed by pharmacists that were excluded from participating in the Medicare and New York State Medicaid programs. A more detailed explanation of this charge and the potential range of loss as well as the additional items included in Other Expenses is provided on Table 5 of this press release.

The fourth quarter interest expense increased by $8.3 million compared to the prior year period. The increase was primarily attributable to the higher interest costs on the Company’s long-term debt resulting from the completion of a debt refinancing in the third quarter of 2009 and the related issuance of Series B preferred stock.

The fair value adjustments for the Company’s redeemable preferred stock increased $59.5 million during the fourth quarter, compared to the prior year, reflecting the increased probability at year end of a future liquidity event due to the negotiations which resulted in the previously announced pending acquisition of the Company by Walgreen Co. (“Walgreens”). The valuation approach used to calculate the value of the mandatory redemption feature of the redeemable preferred stock is a combination of future liquidity event probabilities, risk-adjusted returns, and a net present value analysis. As a result, the fair value of the mandatory redemption features, which are associated with a change of control, has increased substantially at year end. The increased fair value for these features is recognized as a non-operating charge on the Company’s statement of operations.

Net loss for the fourth quarter of 2009 was $84.8 million, compared to $17.4 million in the prior year period, reflecting the fair value charges for the preferred stock’s mandatory redemption feature discussed above.

During the fourth quarter of 2009, the Company’s net cash provided by operating activities was $22.6 million compared to $23.6 million in the prior year.

Full Year Results

For the full year, total net sales were $1.837 billion, reflecting an increase of 3.6% compared to $1.774 billion in 2008. Net retail store sales increased 4.0% to $1.757 billion, from $1.690 billion in the prior year, with better than anticipated performance at new and renovated store locations. Total same-store sales increased 1.5%, with a front-end same-store sales decrease of 0.8% and a pharmacy same-store sales increase of 4.6%. During the year, the Company opened ten new stores and closed four stores, compared to 15 new stores opened and six stores closed in 2008.

Total front-end sales increased 2.4% over the prior year and reflect the adverse impact of the recession throughout our markets. The increase in front-end sales was attributable to new and renovated stores as well as strong performance in the food and beverage categories, over-the-counter products and enhanced merchandise offerings. Total pharmacy sales increased 5.0% over the prior year, primarily due to strong same-store sales growth of 4.6% and increases in average prescription prices attributable to branded drug inflation. The same-store average weekly prescriptions filled increased 2.2% for the full year. Generic drugs, which typically sell at lower prices but yield higher margins and profitability than branded drugs, represented approximately 62.3% of pharmacy prescriptions for the full year period. The higher proportion of generics adversely impacted the pharmacy same-store sales increase by approximately 3.1%.

Product margin as a percentage of net sales increased to 31.0% in the current year from 30.8% in the prior year and reflects improved front-end selling margins resulting from improved assortments of higher margin products, including private-label products, and reductions in the level of front-end inventory shrink losses, partially offset by lower pharmacy margins, which include the fourth quarter impact of reduced NY Medicaid reimbursements associated with the AWP pricing discussed above. Cost of sales includes a $6.2 million LIFO charge for 2009, compared to $4.0 million in the previous year.

Selling, general and administrative expenses as a percentage of total net sales was 26.7% in 2009 compared to 26.9% in the prior year. In 2009 and 2008, selling, general and administrative expenses as a percentage of retail store sales was 27.9% and 28.2%, respectively. The decrease is due to cost savings initiatives that the Company has implemented during fiscal 2009, partially offset by increased store occupancy expenses associated with new stores, store expansions and lease renewals. Excluding the $3.5 million litigation settlement charge incurred in the fourth quarter of 2008, the prior year selling, general and administrative expenses were 26.7% of net sales and 28.0% of retail store sales.

Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, increased 13.9% to $99.0 million in the current year, compared to $87.0 million in the prior year. In the current year, Adjusted FIFO EBITDA as a percentage of net sales was 5.4%, compared to 4.9% in the prior year. Excluding the prior year’s $3.5 million litigation settlement charge, Adjusted FIFO EBITDA was 5.1% of net sales in the prior year. The calculation of Adjusted FIFO EBITDA is provided on Table 4B of this press release.

For the full year, operating loss was $7.6 million compared with a $15.8 million operating loss in the prior year. The improvement in operating loss was primarily attributable to the $12.1 million increase in Adjusted FIFO EBITDA and a $2.8 million reduction in other expenses and was partially offset by increased depreciation and amortization of $4.1 million. Included in the other expenses figure is the aforementioned $0.8 million charge for the potential disgorgement of New York Medicaid dispensing fees to New York State. A detailed breakdown of other expenses compared to the previous year is provided on Table 5 of this press release.

Net loss for the current year was $124.3 million, compared to $72.8 million in 2008. The increase in net loss is attributable to the fourth quarter fair value charge related to the Company’s preferred stock discussed above, partially offset by a $12.5 million gain on debt extinguishment related to the third quarter debt refinancing and the improvement in the full year operating loss.

For the full year, net cash provided by operating activities was $38.0 million, compared to $44.3 million in the prior year. The change is primarily attributable to the payment of a previously announced $3.5 million litigation settlement as well as an increased investment in pharmacy inventory in support of maintaining higher in-stock conditions. Availability under the Company’s asset-based revolving loan facility was approximately $112.2 million at year end.

At year end, the Company’s total debt, including capital leases but excluding the liability associated with the issuance of redeemable preferred stock, was $458.2 million, reflecting a decrease of $97.5 million from the balance at the end of fiscal 2008. The decrease is primarily attributable to the completion of a number of debt refinancing transactions in the third quarter of 2009.

Subsequent Event – Change in Control

On February 17, 2010, the Company announced a definitive agreement under which Walgreens will acquire Duane Reade from affiliates of Oak Hill Capital Partners in a cash transaction for a total enterprise value of $1.075 billion, which includes the assumption of debt. The transaction is subject to customary conditions, including receiving regulatory approvals and would include all of the Company’s stores, as well as its corporate office and two distribution centers. Walgreens will fund the purchase from its existing cash and anticipates the transaction will close in Walgreens’ current fiscal year, which ends August 31, 2010. There can be no assurance that the transaction will be completed.

Company Outlook

In light of the previously announced transaction with Walgreens, the Company will not be including its fiscal 2010 outlook during the pendency of such transaction.

Mr. Lederer concluded, "As we enter 2010, we are cautiously optimistic about our prospects given the current economy and remain focused on improving the urban shopping experience. Additionally, we are delighted that Walgreens, the most respected national leader in our industry, has recognized the successful transformation underway at Duane Reade and we view this recognition as a true testament to the efforts of our entire team.  We look forward to extending our transformation into 2010 and beyond and to continuing to serve New Yorkers as Duane Reade, a name that they have come to know well over the past 50 years.”

Conference Call Information

The Company will hold a conference call on March 9, 2010 at 10:00 a.m. Eastern Time to discuss financial results for the fourth quarter ended December 26, 2009. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com), and the call will be archived on the website approximately one hour after completion of the call through March 23, 2010. Additionally, a replay of the conference call will be available from approximately 12:00 PM Eastern Time on March 9, 2010 through March 23, 2010. The replay can be accessed by dialing 1-877-660-6853 (access code 345980).

About Duane Reade

Founded in 1960, Duane Reade is the largest drug store chain in New York City. In keeping with the Company’s brand vision of New York Living Made Easy, Duane Reade provides New Yorkers with prescriptions, health products and services, beauty products and services, and convenience items for daily life in the City... everything for “How I Feel”, “How I Look”, and “What I Need Now”. As of December 26, 2009, the Company operated 257 stores.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the ability of Walgreens to complete their acquisition transaction with the Company, the impact of the Company’s announced acquisition by Walgreens on the Company’s business, including relationships with customers, suppliers, landlords and employees, the competitive environment in the drug store industry in general and in the New York metropolitan area, the ability to open and operate new stores, the continued efforts by payers and government agencies to reduce prescription reimbursement rates and prescription drug benefits, changes in pharmacy prescription reimbursement rates attributable to modifications in the definition of indexed pricing terms such as "average wholesale price" or "average manufacturer price," including the impact of the court-approved settlement in the First Data Bank litigation relating to the reporting of average wholesale prices, the strength of the economy in general, the economic conditions in the New York greater metropolitan area, changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries and changes in laws governing minimum wage requirements, the impact of aggressive enforcement by federal, state and local law enforcement agencies of federal and state laws dealing with past and future matters related to submission of false claims, fraud and abuse, pharmacist licensing and excluded provider lists, changes in the Company’s operating strategy, capital expenditure plans or development plans, the Company’s ability to successfully execute its business plan, the Company’s ability to attract, hire and retain qualified pharmacy and other personnel, the Company’s significant indebtedness, labor disturbances, the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken in anticipation or response, demographic changes, the Company’s ability to limit fraud and inventory shrink, the results of the Company’s legal proceedings and recalls of pharmaceutical products due to health concerns or other reasons. Those and other risks are more fully described in Duane Reade’s reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

# # #

Table 1

Duane Reade Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands)

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Net sales	$465,031	$464,491	$1,837,499	$1,774,029
Costs and expenses:
Cost of sales (1)	318,434	324,462	1,268,094	1,227,129
Selling, general & administrative expenses	123,986	122,361	490,164	476,574
Depreciation and amortization	18,484	16,279	72,609	68,539
Store pre-opening expenses	156	250	532	797
Gain on sale of pharmacy files	—	—	(321)	—
Other expenses (see Table 5)	5,408	4,776	14,053	16,808
Operating loss	(1,437)	(3,637)	(7,632)	(15,818)
Interest expense, net	20,781	12,518	66,581	52,464
Fair value adjustments for redeemable preferred stock	60,936	1,484	58,989	2,451
Loss (gain) on debt extinguishment, net	65	—	(12,463)	—
Loss before income taxes	(83,219)	(17,639)	(120,739)	(70,733)
Income tax expense (benefit)	1,589	(260)	3,557	2,045
Net loss	$(84,808)	$(17,379)	$(124,296)	$(72,778)

(1)	Shown exclusive of depreciation expense for the Company’s distribution centers which is included in depreciation and amortization shown separately.

Table 2

Duane Reade Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 26,	December 27,
	2009	2008
Current Assets
Cash	$1,382	$1,430
Receivables, net (1)	63,416	55,783
Inventories (2)	240,685	214,154
Prepaid Expenses and Other Current Assets (3)	18,187	13,541
Total Current Assets	323,670	284,908

Property and Equipment, net	199,072	186,560
Goodwill	69,510	69,510
Other Assets, net (4)	159,817	171,622
Total Assets	$752,069	$712,600

Current Liabilities
Accounts Payable (5)	$114,522	$88,238
Accrued Expenses (6)	72,193	60,858
Current Portion of Debt and Capital Leases (7) (8)	110,246	149,127
Total Current Liabilities	296,961	298,223

Long Term Debt and Capital Leases (9)	347,922	406,526
Deferred Income Taxes	30,237	28,440
Redeemable Preferred Stock and Accrued Dividends (10)	128,605	36,775
Other Liabilities (11)	175,034	89,337
Total Liabilities	978,759	859,301

Total Stockholders' Deficit	(226,690)	(146,701)

Total Liabilities and Stockholders' Deficit	$752,069	$712,600

(1)

Includes third party pharmacy receivables of $42.6 million and $40.6 million at December 26, 2009 and December 27, 2008, respectively. The increase in receivables, net from December 27, 2008 is primarily due to the timing of credit card receipts at year end.

(2)	The increase in inventories from December 27, 2008 is primarily due to an increased investment in pharmacy inventory to support higher in-stock conditions as well as forward-buy purchases.

(3)	The increase in prepaid expenses and other current assets from December 27, 2008 is primarily due to the timing of payments relating to real estate taxes and store rent.

(4)	The decrease in other assets from December 27, 2008 is primarily due to the amortization of intangible assets.

(5)	The increase in accounts payable from December 27, 2008 is primarily due to the increased inventory investment discussed above in note 2.

(6)	The increase in accrued expenses from December 27, 2008 is primarily due to an increase in the accrued interest balance resulting from the Company’s third quarter 2009 debt refinancing.

(7)

The decrease in the current portion of debt and capital leases from December 27, 2008 is primarily due to the temporary repayment of the asset-based revolving loan facility with a portion of the proceeds from the Company’s third quarter 2009 debt refinancing.

(8)

The outstanding asset-based revolving loan facility balance of $106.4 million at December 26, 2009 and $144.6 million at December 27, 2008 has been classified as a current liability because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria to classify the debt as long-term under generally accepted accounting principles in the United States (“GAAP”). It should be noted that this classification is not a result of a change in status or compliance with the terms of this indebtedness.

(9)	The decrease in long term debt and capital leases from December 27, 2008 is due to the Company’s third quarter 2009 debt refinancing.

(10)

The increase in the balance of the redeemable preferred stock and accrued dividends from December 27, 2008 is primarily due to the third quarter 2009 issuance of $125.0 million of Series B redeemable preferred stock and a warrant to purchase a portion of the Company’s common stock. The portion of the proceeds attributable to the Series B preferred stock is recorded as a liability because of its mandatory redemption feature. In addition, a portion of the proceeds ($38.7 million, net of $0.3 million of expenses) was ascribed to the warrant and is recorded within total stockholders’ deficit.

(11)

The increase in other liabilities from December 27, 2008 is primarily due to an increase in the fair value of the mandatory redemption feature for the Company’s redeemable preferred stock. The valuation approach used to calculate the value of the mandatory redemption feature is a combination of future liquidity event probabilities, risk-adjusted returns, and a net present value analysis. The probability of a future liquidity event substantially increased at year end due to negotiations which resulted in the previously announced pending acquisition of the Company by Walgreens. This resulted in an increase in the fair value of the mandatory redemption feature for the Company’s redeemable preferred stock.

Table 3

Duane Reade Holdings, Inc.

Operating Data

(Unaudited)

(Dollars in thousands)

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
LIFO EBITDA (1)	$17,047	$12,642	$64,977	$52,721
LIFO Expense	3,451	1,592	6,226	3,992
FIFO EBITDA (1)	$20,498	$14,234	$71,203	$56,713

FIFO EBITDA as a percentage of net sales	4.4%	3.1%	3.9%	3.2%

Adjusted FIFO EBITDA (2)	$30,470	$22,600	$99,020	$86,969
Litigation settlement charge	—	3,500	—	3,500
Adjusted FIFO EBITDA, excluding litigation settlement charge (3)	$30,470	$26,100	$99,020	$90,469

Adjusted FIFO EBITDA as a percentage of net sales	6.6%	4.9%	5.4%	4.9%

Capital expenditures	$11,846	$10,014	$51,583	$33,125
Lease acquisitions, customer files and other costs	$3,019	$2,442	$13,233	$14,401

Same-store sales growth	2.6%	2.4%	1.5%	4.2%
Pharmacy same-store sales growth	6.0%	3.6%	4.6%	3.1%
Front-end same-store sales growth	0.0%	1.5%	(0.8%)	5.0%
Pharmacy sales as a % of net sales	45.9%	47.7%	46.7%	46.1%
Third Party sales as a % of
prescription sales	94.3%	93.8%	94.2%	93.4%
Average weekly prescriptions
filled per store (4)	863	830	853	835
Number of stores at end of period			257	251
Retail square footage at end of period			1,757,548	1,697,745
Average store size (sq.ft.) at end of period			6,839	6,764

(1)

As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. The Company believes that FIFO EBITDA, as presented, represents a useful measure for assessing the performance of its ongoing operating activities, as it reflects earnings trends without the impact of certain non-cash charges and other non-recurring items. Targets and positive trends in FIFO EBITDA are used as performance measures for determining certain compensation of management. LIFO EBITDA reflects FIFO EBITDA adjusted to include the effect of non-cash charges and credits related to the LIFO inventory valuation method.

The Company understands that, although securities analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

Reconciliations of net loss to FIFO EBITDA, Adjusted FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided in the tables on the following pages of this press release.

(2)

As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expenses, management fees paid to Oak Hill, closed store costs, asset impairment charges, accounting investigation costs, former CEO (Mr. Cuti) matters, non-cash stock option expense and certain other non-recurring payments that are not included in the definition of EBITDA used for the Company’s various debt agreements.

(3)

As used in this report, Adjusted FIFO EBITDA, excluding litigation settlement charge means Adjusted FIFO EBITDA as defined above, adjusted to exclude a $3.5 million litigation settlement charge incurred during the fourth quarter of 2008. The litigation settlement charge is a significant item included in the Company’s operating results for 2008 but it is not directly attributable to the Company’s underlying performance. The Company believes excluding the effect of the litigation settlement charge will facilitate an understanding of the Company’s operating results and performance metrics.

(4)	Comparative stores only, does not include new stores.

Table 4A

Duane Reade Holdings, Inc.

Reconciliation of Net Sales to Net Retail Store Sales

(Unaudited)

(In thousands)

For the 13 Weeks Ended			For the 52 Weeks Ended
December 26, 2009		December 27, 2008	December 26, 2009	December 27, 2008

Net sales	$465,031	$464,491	$1,837,499	$1,774,029
Resale activity	13,752	35,882	80,043	84,367
Net retail store sales	$451,279	$428,609	$1,757,456	$1,689,662

Reconciliation of Selling, General and Administrative Expenses, Excluding Litigation Settlement Charge
(Unaudited)
(In thousands)

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Selling, general and administrative expenses	$123,986	$122,361	$490,164	$476,574
Litigation settlement charge (1)	—	3,500	—	3,500
Selling, general and administrative expenses, excluding litigation settlement charge	$123,986	$118,861	$490,164	$473,074
Selling, general and administrative expenses, excluding litigation settlement charge as a percentage of Net sales	26.7%	25.6%	26.7%	26.7%

Reconciliation of Operating Loss, Excluding Litigation Settlement Charge
(Unaudited)
(In thousands)

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Operating loss	$(1,437)	$(3,637)	$(7,632)	$(15,818)
Litigation settlement charge (1)	—	3,500	—	3,500
Operating loss, excluding litigation settlement charge	$(1,437)	$(137)	$(7,632)	$(12,318)

(1)

As used in this report, the GAAP Selling, general and administrative expenses and Operating loss have been adjusted to exclude a $3.5 million litigation settlement charge recorded in the fourth quarter of 2008. The litigation settlement charge is a significant item included in the Company’s operating results for 2008 but it is not directly attributable to the Company’s underlying performance. Management does not include the litigation settlement charge when evaluating operating performance because the unusual and infrequent nature of the charge and its magnitude would distort the evaluation of operating results and performance metrics.

Table 4B

Duane Reade Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures to Net Loss and
Cash Provided by Operating Activities
(Unaudited)
(In thousands)

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
FIFO EBITDA	$20,498	$14,234	$71,203	$56,713
LIFO Expense	3,451	1,592	6,226	3,992
LIFO EBITDA	17,047	12,642	64,977	52,721

Depreciation and amortization	(18,484)	(16,279)	(72,609)	(68,539)
Interest expense, net	(20,781)	(12,518)	(66,581)	(52,464)
Fair value adjustments for redeemable preferred stock	(60,936)	(1,484)	(58,989)	(2,451)
Gain (loss) on debt extinguishment, net	(65)	—	12,463	—
Income tax (expense) benefit	(1,589)	260	(3,557)	(2,045)
Net loss	$(84,808)	$(17,379)	$(124,296)	$(72,778)

Net loss	$(84,808)	$(17,379)	$(124,296)	$(72,778)
Adjustments to reconcile net loss to cash
provided by operating activities:
Depreciation and amortization	19,198	17,192	75,929	72,191
Deferred tax provision	508	279	2,455	2,471
Non-cash rent expense	4,352	3,412	12,914	12,751
Non-cash interest expense on redeemable preferred stock	68,383	2,773	73,755	7,439
Loss (gain) on debt extinguishment, net	65	—	(12,463)	—
Asset impairment charges	1,814	4,257	1,814	7,662
Interest rate collar	(662)	—	4,337	—
Other non-cash items	188	(3,802)	686	(3,470)
Changes in operating assets and liabilities:
Receivables	(9,022)	(3,698)	(7,633)	(76)
Inventories	(21,588)	(1,202)	(26,531)	(2,476)
Prepaid expenses and other current assets	(1,249)	230	(4,647)	(336)
Other assets/liabilities, net	1,423	1,101	4,242	6,010
Accounts payable	26,869	10,038	26,284	12,469
Accrued expenses	17,118	10,389	11,136	2,460
Cash provided by operating activities	$22,589	$23,590	$37,982	$44,317

Calculation of Adjusted FIFO EBITDA

FIFO EBITDA as above	$20,498	$14,234	$71,203	$56,713

Non-cash rent expense	4,352	3,412	12,914	12,751
Former CEO (Mr. Cuti) matters, net	1,694	2,125	5,147	6,029
Oak Hill management fee	312	312	1,250	1,250
Asset impairment charges	1,814	4,257	1,814	7,662
Stock option expense	212	178	850	697
Closed store costs	1,022	1,342	4,812	3,649
Miscellaneous other (1)	566	(3,260)	1,030	(1,782)
Adjusted FIFO EBITDA	$30,470	$22,600	$99,020	$86,969

(1)	See Table 5 for additional information relating to the items included within each balance.

Table 5

Duane Reade Holdings, Inc.

Components of "Other Expenses"

(Unaudited)

(In thousands)

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Closed Store Costs	$1,022	$1,342	$4,812	$3,649
Asset Impairment Charges (1)	1,814	4,257	1,814	7,662
Oak Hill Management Fees	312	312	1,250	1,250
Former CEO (Mr. Cuti) Matters, net (2)	1,694	2,125	5,147	6,029
Miscellaneous Other (3)(4)(5)	566	(3,260)	1,030	(1,782)
Total Other Expenses	$5,408	$4,776	$14,053	$16,808

(1)	Non-cash charge to reduce the carrying value of certain store assets to fair value.

(2)

The net expense includes insurance proceeds of approximately $2.4 million and $4.4 million, for the 13 and 52 weeks ended December 26, 2009, respectively, which reduced the recorded expense to the amounts shown above.

(3)

The Company has self-reported to the State of New York Office of the Medicaid Inspector General (the “OMIG”), a matter relating to certain pharmacists who were inadvertently employed by the Company while they were excluded from participating in the Medicare and/or New York State Medicaid programs at various timeframes between 2001 and 2008. The Company and the OMIG are in discussions regarding certain Medicaid reimbursements received by the Company and related to the activities of these pharmacists. The Company has communicated to the OMIG its belief that payments received by the Company for the cost of prescriptions dispensed do not represent overpayments. For the 13 and 52 weeks ended December 26, 2009, the Company has recorded a $0.8 million charge relating to the potential disgorgement of dispensing fees received by the Company for prescriptions dispensed by the excluded pharmacists. Due to the inherent uncertainty of the matter, there can be no assurance that this matter will be resolved for the amount recorded by the Company and the Company may be required to repay the total amount of Medicaid reimbursement received by the Company for the prescriptions dispensed by some or all of the excluded pharmacists. If the Company is required to repay the total amount of Medicaid reimbursement received by the Company for the prescriptions dispensed by some or all of the excluded pharmacists, the payment may range as high as $15.7 million.

(4)

For the 13 and 52 weeks ended December 26, 2009 and December 27, 2008, the amounts include fair value adjustments relating to the Company’s Phantom stock liability. For the 13 and 52 weeks ended December 27, 2008, the amounts include fair value adjustments to record the fair value of the Profits interest liability. The fair value adjustments relating to the Phantom stock and Profits interest liabilities have previously been reported within the other expenses.

The Phantom stock liability represents the value of shares of common stock pledged to one of the Company’s current and a former Senior Vice President in exchange for certain forfeited payments to which they were entitled. The Profits interest liability relates to Mr. Cuti and entitles him to a predetermined share of the Company’s future growth in equity value. Both the Phantom stock liability and the Profits interest liability are recorded at their fair value. Due to inherent uncertainties in any fair value measurement technique, changes in the underlying assumptions could materially affect the future fair value measurement amounts, causing the Company to record additional expenses or reverse previously recorded expenses in a future period.

(5)	For the 52 weeks ended December 27, 2008, the amount includes additional pension benefit costs related to a March 2006 union contract settlement.